SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2024

iQSTEL Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55984	45-2808620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Aragon Avenue, Suite 375 Coral Gables, FL 33134	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 951-8191

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

SECTION 1 - Registrant's Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

The disclosures concerning the entry into material definitive agreements contained in Item 5.02 are incorporated herein by reference into this Item 1.01.

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Officer Compensation

On February 29, 2024, our board of directors approved amended and restated employment and indemnification agreements in favor of our Chief Executive Officer, Leandro Jose Iglesias and our Chief Financial Officer, Alvaro Quintana Cardona, to replace their existing agreements. The agreements are effective as of January 1, 2024.

The new five year employment agreement with Mr. Iglesias provides that we will compensate him with a salary of $31,000 monthly and he is eligible for a bonus as follows: (i) up to two months of salary on a yearly basis, (ii) up to 4% of our net income on a yearly basis, and (iii) up to 1,000,000 shares of our common stock, a determined by our board of directors, all payable 15 days after our annual report is filed. If we do not have the cash available, the agreement provides that Mr. Iglesias may convert his accrued salary/bonus into shares of our common stock at the average price of our common stock during the last 10 days after applying a discount of 25%.

Mr. Iglesias agreed to two year non-compete and non-solicit restrictive covenants. If Mr. Iglesias is terminated for cause he shall forfeit any rights to severance, which is available to him in the event of termination without cause.

The new five year employment agreement with Mr. Quintana provides that we will compensate him with a salary of $22,000 monthly and he is eligible for a bonus as follows: (i) up to two months of salary on a yearly basis, (ii) up to 4% of our net income on a yearly basis, and (iii) up to 800,000 shares of our common stock, a determined by our board of directors, all payable 15 days after our annual report is filed. If we do not have the cash available, the agreement provides that Mr. Cardona may convert his accrued salary/bonus into shares of our common stock at the average price of our common stock during the last 10 days after applying a discount of 25%.

Mr. Cardona agreed to two year non-compete and non-solicit restrictive covenants. If Mr. Cardona is terminated for cause he shall forfeit any rights to severance, which is available to him in the event of termination without cause.

The foregoing description of the Amended and Restated Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreements filed as Exhibits 10.1 to 10.2 hereto and incorporated herein by reference.

Board Member Compensation

All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

Effective on January 1, 2024, and thereafter, all Directors shall be compensated monthly with 10,000 shares of common stock cash of $2,500 for their service as Directors. The Chairman and Secretary of the Board shall receive an additional $2,500 per month in addition to the Director compensation.

Each Director shall also be entitled to a bonus of up to 1% of our net income on a yearly basis.

In lieu of the cash compensation set forth above, each Director may elect to receive shares of our Common Stock equal to the total cash compensation divided by the average market value of the Company's Common Stock during the last 10 trading days and applying a discount of 25%.

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Resignation of Officer

On March 1, 2024, Juan Carlos Lopez Silva resigned from his position as Chief Commercial Officer of the Company.  Mr. Lopez will formally assume the position of CEO of the IQSTEL subsidiaries, Etelix and SwissLink, a position that he has been holding as interim in recent months. The existing employment agreement Mr. Lopez has with the Company will remain in effect with the change in position.

SECTION 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Mr. Iglesias, dated February 29, 2024
10.2	Amended and Restated Indemnification Agreement with Mr. Iglesias, dated February 29, 2024
10.3	Amended and Restated Employment Agreement with Mr. Cardona, dated February 29, 2024
10.4	Amended and Restated Indemnification Agreement with Mr. Cardona, dated February 29, 2024

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iQSTEL Inc.

/s/ Leandro Iglesias

Leandro Iglesias
Chief Executive Officer

Date March 4, 2024

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